Exhibit 99.1

AGY Holding Corp. Announces 2008 Fourth Quarter and Year-End Results

and Bondholder and Investor Conference Call

AIKEN, SOUTH CAROLINA—(March 20, 2009) – AGY Holding Corp. (“AGY” or the “Company”) reports its 2008 fourth quarter and year-end results.

•	Fourth quarter 2008 revenue of $53.3 million reflects a 7.5% increase over the fourth quarter of 2007. Full year revenue for 2008 was 28.3% higher than 2007.

•

Income from operations for the fourth quarter of 2008 was $5.7 million, compared to $4.5 million for the same quarter last year. Full year income from operations for 2008 increased 28.4% over 2007 results.

•

Adjusted EBITDA of $13.3 million for the fourth quarter of 2008 increased 30.4% when compared to the fourth quarter of 2007, due to higher aerospace and defense shipments and a continued focus on key strategic initiatives. These gains were partially offset by lower volumes in several market segments caused by the downturn in the global economy. For the full year of 2008, Adjusted EBITDA increased 24.5% to $51.8 million and set a record for profitability for AGY Holding Corp.

Summary Financial Performance

($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$53.3	$49.6	$236.5	$184.4
Income from operations	5.7	4.5	24.4	19.0
Net income (loss)	(0.3)	(0.3)	0.2	(0.6)

Non-GAAP measures:
EBITDA(1)	8.7	7.6	37.2	31.8
Adjusted EBITDA (1)	13.3	10.2	51.8	41.6
Adjusted EBITDA margin (2)	25.0%	20.6%	21.9%	22.6%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.

Net sales in the fourth quarter of 2008 were $53.3 million, which reflects an increase of $3.7 million, or 7.5%, when compared to the fourth quarter of 2007. This increase was the result of continued gains in several key markets, the incremental impact of the CFM acquisition completed during the fourth quarter of 2007, and selected price increases. Revenues in the defense market increased over 119% for the fourth quarter of 2008 when compared to the fourth quarter of 2007, primarily due to higher sales of S-2 glass® fiber in support of key programs including the Mine Resistant Ambush Protected (MRAP) vehicles and associated Explosively Formed Penetrator (EFP) protection kits. Aerospace market sales were almost 22% higher in the fourth quarter of 2008 when compared to the fourth quarter of 2007, as a result of increased OEM and retrofit requirements for lighter weight, composite materials. Demand in the electronics, construction and industrial segments all experienced decreases in the fourth quarter of 2008, when compared to 2007. Net sales for the year ended 2008 were $236.5 million, representing an increase of 28% over the comparable period of 2007. Continued strength in the defense and aerospace markets, selected price increases, as well as the impact of the CFM acquisition favorably impacted year-to-date 2008 revenues.

Income from operations for the fourth quarter of 2008 was $5.7 million, or 10.7% of net sales, compared to $4.5 million, or 9.1% of net sales, reported in the fourth quarter of 2007. AGY reported a net loss of $0.3 million for the fourth quarter of 2008 and 2007. Adjusted EBITDA, a measurement management uses to measure operating results, was $13.3 million, or 25.0% of net sales for the fourth quarter of 2008, compared to $10.2 million, or 20.6% of net sales, reported in 2007. The results in 2008 were impacted by a more favorable product mix associated with higher shipments of advanced materials, selected price increases and improved manufacturing efficiencies supported by the favorable leveraging of overhead costs. However, these gains were partially offset by higher alloy lease costs, increased labor expense and inflationary pressure in energy and raw materials.

Income from operations for the year ended December 31, 2008 was $24.4 million, or 10.3% of net sales, compared to $19.0 million, or 10.3% of net sales, reported for the comparable period of 2007. Net income for the year ended December 31, 2008 was $0.2 million, compared to a net loss of $0.6 million reported during 2007. Adjusted EBITDA was $51.8 million for the year ended December 31, 2008, representing an increase of approximately 25% over the comparable period of 2007. Increased volumes in several markets, a more favorable product mix, selected price increases and our ability to leverage overhead costs on higher production levels added to profitability in 2008. These year-to-date gains were partially offset by costs associated with strategic initiatives necessary to support market demand, non-recurring expenses due to a furnace disruption earlier in the year, and inflationary pressures in several areas of manufacturing.

The Company’s cash balance as of December 31, 2008 was $4.8 million and our total liquidity as of that date was $27.9 million. Cash provided by operating activities was $22.6 million for the year ended December 31, 2008, compared to $26.0 million for the comparable period of 2007. Investing activities for the full year of 2008 used $38.1 million, including the purchase of $28.7 million of alloy metals necessary to support the production increase associated with higher defense volumes. Cash borrowings under the Company’s revolving credit facility were $16.4 million as of December 31, 2008.

On March 18, 2009 the Company announced that it had entered into a Sale and Purchase Agreement (SPA) with Grace THW Holding Limited to acquire a 70% controlling interest in Shanghai Grace Technology Company Limited, a producer of E-glass yarns, with the option and intent to purchase the remaining outstanding shares in the near future. The acquisition, which is expected to be finalized in the second quarter of 2009, will expand AGY’s geographic manufacturing footprint and enable it to service its growing Asia-Pacific customer base. The Asia-Pacific region represents a large market for AGY products and technology due to its diverse manufacturing base and continued economic growth. This will be an AGY-managed facility and is a world-class, state-of-the-art operation with a current annual production capacity in excess of 18,000 MT of glass fiber and expansion opportunities.

“2008 was a transitional year for AGY, as we successfully expanded capacity to meet defense demand requirements, implemented a lean manufacturing culture focused on continuous improvement initiatives and efficiency gains, introduced a suite of next-generation products that will facilitate long-term growth, and have signed a definitive agreement to acquire a controlling interest in Shanghai Grace Technology Company Limited. This acquisition will expand our geographic footprint, allow us to further penetrate the Asian markets, and provide additional, low cost production capabilities in a state-of-the-art facility,” remarked Doug Mattscheck, Chief Executive Officer. “In the fourth quarter of 2008, we experienced softer demand in many of our markets and 2009 could be a challenging year in several market sectors. However, AGY has a flexible and scaleable manufacturing platform and we have aligned our cost structure and manufacturing capacity with market demand. We continue to focus on free cash flow generation to ensure adequate liquidity in 2009,” commented Doug Mattscheck.

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace and defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand (including whether or not the Company is awarded certain new defense contracts that it has sought to obtain); the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy and raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the reports that the Company furnishes to its indenture trustee and holders of its 11% senior second lien notes and the Company’s filings with the US Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Wayne T. Byrne
AGY Holding Corp.
PH: 803-643-1257
wayne.byrne@agy.com

The Company will hold a conference call to discuss the fourth quarter and full year 2008 results and respond to questions. The details for the call are as follows:

Date: March 23, 2009

Time: 1:00pm EST

Dial-in number: 866-939-3921

International: 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 2009031349817#. The rebroadcast will be available through 5/22/09.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except share and per share data)

	December 31, 2008 (1)	December 31, 2007 (1)
Assets
Current assets:
Cash	$4,760	$5,204
Restricted cash	1,239	1,217
Trade accounts receivables, less allowances of $3,604 and $3,842 at December 31, 2008 and December 31, 2007, respectively	14,023	16,717
Inventories, net	39,992	32,427
Deferred tax assets	6,708	11,392
Other current assets	2,115	2,435

Total current assets	68,837	69,392
Property, plant and equipment, and alloy metals, net	178,880	163,054
Intangible assets, net	21,453	24,034
Goodwill	84,992	85,457
Other assets	1,325	213

TOTAL	$355,487	$342,150

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$9,494	$10,939
Accrued liabilities	17,662	17,468
Current portion of long-term debt and capital lease obligations	—	1,246

Total current liabilities	27,156	29,653
Long-term debt	191,400	175,000
Pension and other employee benefit plans	10,917	11,250
Deferred tax liabilities	27,709	30,207

Total liabilities	257,182	246,110

Commitments and contingencies
Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	101,729	100,102
Accumulated deficit	(4,047)	(4,217)
Accumulated other comprehensive income	623	155

Total shareholder’s equity	98,305	96,040

TOTAL	$355,487	$342,150

(1)	Derived from audited financial statements.

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	Three Months Ended December 31, (1)		Year Ended December 31, (1)
	2008	2007	2008	2007
Net sales	$53,310	$49,625	$236,487	$184,371
Cost of goods sold	41,169	39,929	190,154	146,468

Gross profit	12,141	9,696	46,333	37,903
Selling, general and administrative expenses	5,879	4,814	20,237	17,439
Amortization of intangible assets	464	419	1,858	1,676
Other operating (expense) income, net	(111)	9	208	204

Income from operations	5,687	4,472	24,446	18,992
Other (expense) income:
Interest expense	(5,228)	(4,962)	(23,086)	(20,119)
Other non operating income	97	59	79	151

Income (loss) before income tax benefit	556	(431)	1,439	(976)
Income tax (expense) benefit	(823)	139	(1,269)	334

Net income (loss)	$(267)	$(292)	$170	$(642)

(1)	Derived from audited financial statements.

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	Year Ended December 31,
	2008	2007
	(1)
Cash flows from operating activities:
Net income (loss)	$170	$(642)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10,844	10,958
Alloy metals depletion, net	12,373	6,960
Amortization of debt issuance costs	723	665
Amortization of intangibles with definite lives	1,858	1,676
Gain on sale or disposal of assets	(635)	(109)
Stock compensation	1,627	1,300
Deferred income tax expense (benefit)	1,997	(438)
Changes in assets and liabilities (net of assets acquired):
Trade accounts receivable	2,694	(444)
Inventories	(7,565)	31
Other assets	406	865
Accounts payable	(2,226)	4,702
Accrued liabilities	194	1,718
Pension and other employee benefit plans	115	(1,278)

Net cash provided by operating activities	22,575	25,964

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(40,598)	(14,356)
Reimbursement of (payment for) acquisition of Continuous Filament Mat (“CFM”) business	2,300	(7,280)
Proceeds from the sale of assets	1,326	264
Increase in restricted cash	(22)	(60)
Other investing activities	(1,098)	85

Net cash used in investing activities	(38,092)	(21,347)

Cash flows from financing activities:
Payments on capital leases	(1,246)	(944)
Proceeds from Revolving Credit Facility borrowings	94,200	11,000
Repayments of Revolving Credit Facility borrowings	(77,800)	(11,000)
Debt issuance costs and other	(100)	(44)

Net cash provided by (used in) financing activities	15,054	(988)

Effect of exchange rate changes on cash	19	(5)

Net (decrease) increase in cash	(444)	3,624

Cash, beginning of period	5,204	1,580

Cash, end of period	$4,760	$5,204

(1)	Derived from audited financial statements.

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and the years ended December 31, 2008 and 2007 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Statement of operations data:
Net income (loss)	$(0.3)	$(0.3)	$0.2	$(0.6)
Interest expense	5.2	5.0	23.1	20.1
Income tax benefit (expense)	0.8	(0.1)	1.2	(0.3)
Depreciation and amortization	3.0	3.0	12.7	12.6

EBITDA	$8.7	$7.6	$37.2	$31.8

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
EBITDA	$8.7	$7.6	$37.2	$31.8
Adjustments to EBITDA:
Alloy depletion charge, net	3.4	1.5	12.4	7.1
Non-cash compensation charges	0.8	0.3	1.6	1.3
Management fees	0.2	0.2	0.8	0.8
Disposition of assets (gain) loss	0.1	—	(0.8)	(0.2)
Anderson facility one-time exit costs	—	—	0.6	—
Non-cash purchase accounting inventory adjustment associated with the CFM acquisition	—	0.6	—	0.6
Union signing bonus and others	0.1	—	—	0.2

Adjusted EBITDA	$13.3	$10.2	$51.8	$41.6

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as consolidated cash flow under the indenture governing the Company’s senior second lien notes, which is used in calculating its Fixed Charge Coverage Ratio under the indenture.